Exhibit 99.1        Press Release dated October 29, 2018

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

Pleasanton, CA – October 29, 2018 -

● 2018 third quarter earnings of $0.95 per diluted share increased 61.0% year-over-year
● Repurchased $24.1 million of the Company's common stock during the third quarter
● Declared a $0.22 cash dividend

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the third quarter of 2018. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

In the third quarter of 2017, the Company reclassified its year-to-date expenses associated with a recent acquisition. The 2017 first and second quarter financial results were revised to reflect these changes with $2.6 million of costs being reclassified from research and development and engineering expense to general and administrative expense ($2.3 million) and selling expense ($0.3 million). The 2017 third quarter financial results were revised to reflect these changes made to the 2017 first and second quarter results. No reclassifications were made with respect to the 2017 year-to-date (9-month) financial results.

2018 Third Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended September 30, 2018 with the quarter ended September 30, 2017. In the third quarter of 2018, the Company recorded an out-of-period adjustment for the third quarter of 2017, which increased cost of sales by $0.7 million and decreased general and administrative expenses by $0.7 million. Such adjustment only applied to the North America segment, which resulted from recording certain depreciation expense on company–owned real estate as general and administrative expense rather than cost of goods sold. Income from operations and net income for the third quarter of 2017 as presented below were not affected by the adjustment.

•	Consolidated net sales of $284.2 million increased 8.3% from $262.5 million.

◦
North America net sales of $239.9 million increased 12.5% from $213.3 million, primarily due to increases in average product prices and sales volume. Canada's net sales were negatively affected by foreign currency translation.

◦
Europe net sales of $42.0 million decreased 10.9% from $47.1 million, primarily due to the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $5.3 million in net sales for the third quarter of 2017. Europe net sales were negatively affected by approximately $0.7 million of foreign currency translations resulting from Europe currencies weakening against the United States dollar. In local currency, Europe net sales increased primarily due to increases in average product prices.

•
Consolidated gross profit of $133.9 million increased 12.4% from $119.1 million. Gross profit margin increased to 47.1% from 45.4% primarily due to an increase in average product prices, which decreased both material and factory and overhead costs as a percentage of net sales.

◦	North America gross profit margin increased to 48.8% from 47.3%.

◦	Europe gross profit margin of 38.2% was approximately flat.

•
Consolidated income from operations of $60.9 million increased 30.5% from $46.7 million. Income from operations for the third quarter of 2018 included a $1.6 million foreign currency gain on a return of capital from an investment in a foreign subsidiary, partially offset by increased SAP related expenses of $1.3 million. Consolidated operating profit margin increased to 21.4% from 17.8%.

◦
North America income from operations of $56.9 million increased 36.1% from $41.8 million. Included in North America’s income from operations were SAP related costs of approximately $2.0 million compared to $0.5 million in the third quarter of 2017.

◦
Europe income from operations of $3.6 million decreased 30.3% from $5.1 million. Europe income from operations for the third quarter of 2018 was negatively impacted by the late 2017 sale of Gbo Fastening Systems' Poland and

Romania subsidiaries (acquired in January 2017), which contributed $0.6 million in income from operations for the third quarter of 2017.

•
The Company's effective income tax rate decreased to 27.1% from 37.0%, primarily due to the U.S. Tax Cuts and Jobs Act of 2017, which reduced the United States statutory federal corporate tax rate from 35% to 21%.

•
Consolidated net income was $44.4 million, or $0.95 per diluted share of the Company's common stock, compared to net income of $28.2 million, or $0.59 per diluted share of the Company's common stock. The $28.2 million consolidated net income for the three months ended September 30, 2017 was negatively impacted by a nonrecurring $2.1 million reduction of a gain on a bargain purchase of a business, which decreased diluted earnings per share for the same period by $0.04.

Year-to-Date (9-month) 2018 Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the nine months ended September 30, 2018 with the nine months ended September 30, 2017. In the third quarter of 2018, the Company recorded an out-of-period adjustment for the nine months ended September 30, 2018 and for the nine months ended September 30, 2017, which increased cost of sales and decreased general and administrative expenses both by $1.8 million for the nine months ended September 30, 2018 and increased cost of sales and decreased general and administrative expenses both by $2.1 million for the nine months ended September 30, 2017. Such adjustment only applied to the North America segment, which resulted from recording certain depreciation expense on company–owned real estate as general and administrative expense rather than cost of goods sold. Income from operations and net income for the nine months ended September 30, 2018 and 2017 as presented below were not affected by the adjustment.

•	Consolidated net sales of $837.0 million increased 12.3% from $745.3 million.

◦
North America net sales of $705.9 million increased 15.2% from $612.8 million, primarily due to increases in sales volume as well as average product prices. Canada's net sales were positively affected by foreign currency translation.

◦
Europe net sales of $124.1 million decreased 2.1% from $126.8 million, primarily due to reduced sales volume as a result of to the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $12.6 million in net sales for the nine months ended September 30, 2017. Europe net sales were positively impacted by approximately $6.4 million of foreign currency translations resulting from Europe currencies strengthening against the United States dollar. In local currencies, Europe net sales increased primarily due to increased sales volume and average product prices.

•	Consolidated gross profit of $382.1 million increased 12.0% from $341.5 million. Gross profit margin as a percentage of net sales of 45.7% was approximately flat.

◦	North America gross profit margin as a percentage of net sales decreased to 47.5% from 48.1%.

◦	Europe gross profit margin of 36.3% was approximately flat.

•
Consolidated income from operations of $154.5 million increased 34.9% from $114.5 million. Income from operations for the nine months ended September 30, 2018 included a $1.6 million foreign currency gain on a return of capital from an investment in a foreign subsidiary and a $1.0 million gain due to the resolution of an eminent domain claim, and was negatively impacted by severance costs of $2.8 million and increased SAP related expenses of $5.6 million. As a percentage of net sales, consolidated income from operations increased to 18.5% from 15.4%.

◦
North America income from operations of $151.3 million increased 36.9% from $110.5 million. Included in North America’s income from operations were SAP related costs of approximately $7.0 million compared to $1.1 million in the nine months ended September 30, 2017.

◦
Europe income from operations of $4.8 million, which included severance costs of $2.0 million recorded in general and administrative expense and decreased foreign currency gains of $2.4 million, decreased 35.7% from $7.4 million. Europe income from operations for the nine months ended September 30, 2018 was negatively impacted by the late 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired in January 2017), which contributed $1.2 million in income from operations for the nine months ended September 30, 2017.

•
The Company's effective income tax rate decreased to 26.1% from 34.0%, primarily due to the U.S. Tax Cuts and Jobs Act of 2017, which reduced the United States statutory federal corporate tax rate from 35% to 21%. The effective income tax rate for the nine months ended September 30, 2017 was also reduced by a nonrecurring gain on a bargain purchase related to the Gbo Fastening Systems acquisition, which was not taxable.

•
Consolidated net income was $113.9 million, or $2.43 per diluted share of the Company's common stock, compared to net income of $79.5 million, or $1.66 per diluted share of the Company's common stock. The $79.5 million consolidated net income for the nine months ended September 30, 2017 included a $6.3 million nonrecurring gain on a bargain purchase of a business, which increased diluted earnings per share for the same period by $0.13.

•	Cash flow provided by operating activities increased approximately $20.0 million to approximately $105.0 million from $84.6 million.

•
Cash flow used in investing activities decreased approximately $22.0 million to approximately $41.0 million from $62.8 million. Capital expenditures were approximately $25.0 million compared to $45.1 million. The Company did not make any asset acquisitions in the first nine months of 2018 compared to $27.9 million of asset acquisitions, net of cash received, in the prior year period.

Management Commentary

“We had a solid third quarter with our net sales increasing 8% year–over–year to $284.2 million, driven by growth in sales volume throughout almost all areas of our company,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Net sales were positively impacted by increases in our average selling prices and were further supported by U.S. housing starts. While U.S. housing starts slightly moderated in the third quarter compared to the second quarter, demand so far in the current quarter remains steady, subject to typical fourth quarter seasonality. As a result of our positive third quarter net sales and strong gross profit margin of 47%, we produced strong third quarter earnings of $0.95 per diluted share, an increase of 61% year-over-year.”

Mrs. Colonias continued, “Today marks one year since we announced our 2020 Plan to provide more clarity into our longer-term strategy and financial objectives. I am pleased to confirm we remain on track to reach our key financial targets under the 2020 Plan. We have made solid headway over the past twelve months thanks to the hard work and commitment of our employees. Notably, year-to-date, our operating expenses as a percent of sales were approximately 27%, an improvement of 300 basis points as compared to the first nine months of 2017. We believe this is a direct result of our strong company culture and the responsibility our employees feel to the success of Simpson. We applaud them for their hard work.”

Corporate Developments

•	Effective July 1, 2018, the Company increased prices on a majority of its wood connector products sold in the United States by an average of 11.5% in an effort to offset rising raw materials costs.

•
During the third quarter of 2018, the Company repatriated $20.0 million from one of its foreign subsidiaries. The Company is evaluating whether to repatriate additional funds from its foreign subsidiaries in the fourth quarter of 2018 or the first half of 2019.

•
In September 2018, the Company contracted to sell a facility that is not occupied by it and the Company leased to a third party. The sale is expected to close in November 2018. The Company estimates it will receive net proceeds of approximately $16.0 million, after closing costs and sales price adjustments.

•
On October 22, 2018, the Company’s Board of Directors (the "Board") declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on January 24, 2019 to the Company's stockholders of record as of January 3, 2019. On October 22, 2018, the Board resolved for the 2019 annual meeting of the Company's stockholders to be held on April 26, 2019 (or such dates to which such meeting may be adjourned) and fixed the close of business on February 27, 2019, as the record date for the determination of stockholders entitled notice of, and to vote at, the annual meeting.

•	During the third quarter of 2018, the Company repurchased 357,465 shares of the Company's common stock in the open market at an average price of $67.28 per share, for a total of $24.1 million.

•
In October 2018, the Company repurchased an additional 528,100 shares of the Company's common stock in the open market at an average price of $68.26 per share, for a total of $36.0 million. As a result, as of October 29, 2018, approximately $65.4 million remained available for share repurchase through December 31, 2018 under the Company's previously announced $275.0 million share repurchase authorization.

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The Company currently believes the market price for steel could continue to be volatile during the fourth quarter of 2018, due to uncertainty related to steel tariffs.

•	The Company is updating its 2018 full-year gross profit margin estimate to be in the range of approximately 45.5% to 46.0% from its previous estimate of 45.0% to 46.0%.

•
The Company estimates that its 2018 full-year effective tax rate will be between approximately 26% to 27%, including both federal and state income tax rates. The ultimate impact of the Tax Cuts and Jobs Act signed into law in 2017 and the Company's 2018 effective tax rate may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States. The Company will continue to assess the expected impact of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s third quarter 2018 financial results conference call on Monday, October 29, 2018, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=131404 or a link on the Company’s website at www.simpsonmfg.com/financials/events.html. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, November 12, 2018, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13683405. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements regarding the achievement and the effects of the Company’s 2020 Plan and other operating initiatives (including strategies, objectives and targets thereunder); the impact of the Company’s price increases and its efforts to offset rising material costs; the future demand for the Company’s products and services; the Company's 2018 full-year gross profit margin and effective tax rate; the Company's potential cash repatriation to the United States; as well as future steel prices. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements the Company furnishes will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan (including strategies, objectives and targets thereunder), and the Company’s efforts and costs to implement the plan; (ii) general business cycles and construction business conditions; (iii) customer acceptance of the Company's products and services as well as their prices; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims; (v) relationships with key customers; (vi) materials and manufacturing costs; (vii) the financial condition of customers, competitors and suppliers; (viii) technological developments including software development; (ix) increased competition; (x) changes in industry practices or regulations; (xi) litigation risks and actions by activist shareholders; (xii) changes in capital and credit market conditions; (xiii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiv) changes in trade regulations, agreements and treaties; (xv) the effects of acquisition activities of the Company or the lack thereof; (xvi) changes in the Company's plans, strategies, objectives, assumptions, expectations or intentions; (xvii) natural disasters and other factors that are beyond the Company’s reasonable control; (xviii) changes in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; and (xix) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. The Company further does not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; and the reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2018	2017	2018	2017
Net sales	$284,178	$262,476	$836,964	$745,345
Cost of sales	150,282	143,338	454,881	403,866
Gross profit	133,896	119,138	382,083	341,479
Research and development and engineering expense	10,441	11,265	32,840	35,051
Selling expense	26,879	27,867	83,653	86,150
General and administrative expense	36,114	33,457	112,897	105,962
Gain on disposal of assets	(460)	(147)	(1,769)	(147)
Income from operations	60,922	46,696	154,462	114,463
Loss in equity method investment, before tax	(30)	(13)	(52)	(53)
Interest expense, net	(58)	(296)	(332)	(685)
Gain (adjustment) on bargain purchase of a business	—	(2,052)	—	6,336
Gain on disposal of a business	—	443	—	443
Income before taxes	60,834	44,778	154,078	120,504
Provision for income taxes	16,473	16,581	40,202	40,972
Net income	$44,361	$28,197	$113,876	$79,532
Earnings per common share:
Basic	$0.96	$0.60	$2.46	$1.67
Diluted	$0.95	$0.59	$2.43	$1.66
Weighted average shares outstanding:
Basic	46,192	47,367	46,375	47,544
Diluted	46,622	47,686	46,770	47,843
Cash dividend declared per common share	$0.22	$0.42	$0.65	$0.81
Other data:
Depreciation and amortization	$9,416	$9,945	$29,049	$26,881
Pre-tax equity-based compensation expense	$2,753	$631	$8,773	$11,816

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	September 30,		December 31,
(Amounts in thousands)	2018	2017	2017
Cash and cash equivalents	$166,961	$204,171	$168,514
Trade accounts receivable, net	192,981	159,571	135,958
Inventories	279,503	244,476	252,996
Assets held for sale	9,251	—	—
Other current assets	12,220	13,276	26,473
Total current assets	660,916	621,494	583,941
Property, plant and equipment, net	257,679	265,178	273,020
Goodwill	136,459	137,313	137,140
Other noncurrent assets	39,559	44,398	43,422
Total assets	$1,094,613	$1,068,383	$1,037,523
Trade accounts payable	$42,734	$30,857	$31,536
Capital lease obligation - current portion	1,081	1,047	1,055
Other current liabilities	123,636	110,629	103,900
Total current liabilities	167,451	142,533	136,491
Other long-term liabilities - net of current portion	13,743	9,808	16,254
Stockholders' equity	913,419	916,042	884,778
Total liabilities and stockholders' equity	$1,094,613	$1,068,383	$1,037,523

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2018	2017	change*	2018	2017	change*
Net Sales by Reporting Segment
North America	$239,898	$213,254	12.5%	$705,932	$612,765	15.2%
Percentage of total net sales	84.4%	81.2%		84.3%	82.2%
Europe	42,020	47,137	(10.9)%	124,096	126,752	(2.1)%
Percentage of total net sales	14.8%	18.0%		14.8%	17.0%
Asia/Pacific	2,260	2,085	8.4%	6,936	5,828	19.0%
Total	$284,178	$262,476	8.3%	$836,964	$745,345	12.3%
Net Sales by Product Group**
Wood Construction	$238,230	$224,317	6.2%	$710,880	$639,207	11.2%
Percentage of total net sales	83.8%	85.5%		84.9%	85.8%
Concrete Construction	45,832	38,051	20.4%	125,847	105,785	19.0%
Percentage of total net sales	16.2%	14.5%		15.0%	14.2%
Other	116	108	N/M	237	353	N/M
Total	$284,178	$262,476	8.3%	$836,964	$745,345	12.3%
Gross Profit (Loss) by Reporting Segment
North America	$116,968	$100,861	16.0%	$335,497	$294,955	13.7%
North America gross profit margin	48.8%	47.3%		47.5%	48.1%
Europe	16,034	18,068	(11.3)%	45,082	45,933	(1.9)%
Europe gross profit margin	38.2%	38.3%		36.3%	36.2%
Asia/Pacific	894	209	N/M	1,424	664	N/M
Administrative and all other	—	—	N/M	80	(73)	N/M
Total	$133,896	$119,138	12.4%	$382,083	$341,479	11.9%
Income (Loss) from Operations
North America	$56,873	$41,775	36.1%	$151,323	$110,521	36.9%
North America operating profit margin	23.7%	19.6%		21.4%	18.0%
Europe	3,584	5,139	(30.3)%	4,783	7,443	(35.7)%
Europe operating profit margin	8.5%	10.9%		3.9%	5.9%
Asia/Pacific	1,132	(218)	N/M	1,826	(341)	N/M
Administrative and all other	(667)	—	N/M	(3,470)	(3,160)	N/M
Total	$60,922	$46,696	30.5%	$154,462	$114,463	34.9%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400